EXHIBIT 23(a)


Consent of Independent Auditors


The Board of Directors
Norfolk Southern Corporation

The Board of Managers
Thrift and Investment Plan of Norfolk Southern
Corporation and Participating Subsidiary Companies:


We consent to the incorporation by reference in the Registration Statement pertaining to the Thrift and Investment Plan of Norfolk Southern Corporation and Participating Subsidiary Companies on Form S-8 of Norfolk Southern Corporation of our report dated
January 28, 2003, with respect to the consolidated balance sheets of Norfolk Southern Corporation and subsidiaries as of December
31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity and cash flows, and the related consolidated financial statement schedule for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 Annual Report on Form 10-K of Norfolk Southern Corporation.

We also consent to the incorporation by reference in the Registration Statement of our report dated June 13, 2003, with respect to the statements of assets available for benefits of the Thrift and Investment Plan of Norfolk Southern Corporation and Participating Subsidiary Companies as of December 31, 2002 and 2001, and the related statements of changes in assets available for benefits for the years then ended, which report appears in the December 31, 2002 Annual Report on Form 11-K of the Thrift and Investment Plan of Norfolk Southern Corporation and Participating Subsidiary Companies.


/s/ KPMG LLP

Norfolk, Virginia
September 22, 2003